Exhibit 10.1

FRIENDLY ICE CREAM CORPORATION

Restricted Stock Agreement
Granted Under 2003 Incentive Plan

AGREEMENT entered into as of the [     ] day of [        ,       ,] between Friendly Ice Cream Corporation, a Massachusetts corporation (the “Company”), and [                          ] (the “Participant”).

WHEREAS, the Company maintains the Friendly Ice Cream Corporation 2003 Incentive Plan, as amended (the “Plan”), which is incorporated into and forms a part of this Agreement.

WHEREAS, the Participant has been awarded shares of Common Stock, $0.01 par value, of the Company (the “Common Stock”).

WHEREAS, the shares of Common Stock to be issued to the Participant are subject to the restrictions set forth herein.

NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.             Issuance of Shares.

On the date hereof, the Company is issuing an aggregate of [           shares] of Common Stock to the Participant (the “Shares”), which Shares are evidenced by one or more stock certificates in the name of the Participant.  25% of the Shares are fully vested and free of all the restrictions set forth herein.  The Participant agrees that the Unvested Shares (as defined below) shall be subject to forfeiture to the Company in accordance with Section 2 of this Agreement and the restrictions on transfer set forth in Section 3 of this Agreement.  Shares that are not Unvested Shares shall be transferred by the Company to the Participant free of the restrictions set forth in this Agreement.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

2.             Forfeiture of Unvested Shares.

(a)           In the event that the Participant ceases to be employed by the Company for any reason or no reason, with or without cause, prior to February 28, 2010, the Participant shall forfeit to the Company, for no consideration, all of then outstanding Unvested Shares, and the Participant shall have no further rights with respect to such Unvested Shares.

(b)           Subject to paragraph 2(c) below, “Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage.  Except as set forth in paragraph 2(c) below, the “Applicable Percentage” shall be:

(i) 75% during the period from the date hereof through February 27, 2008;

(ii) 50% from and after February 28, 2008 and through February 27, 2009;

(iii) 25% from and after February 28, 2009 and through February 27, 2010; and

(iv) zero on or after February 28, 2010.

(c)           Upon the occurrence of a Change in Control (as defined and provided in the Plan), the Applicable Percentage shall be zero.

3.             Restrictions on Unvested Shares.

(a)           The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Unvested Shares, or any interest therein.

(b)           The Participant shall be treated as a shareholder (including for purposes of voting rights) with respect to the Unvested Shares.

4.             Restrictive Legends.

All certificates representing Unvested Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

5.             Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

6.             Withholding Taxes; Section 83(b) Election.

(a)           The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the award of the Shares or the lapse of the vesting restrictions contained herein.

(b)           The Participant acknowledges that he has been informed of the availability of making an election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended and has been advised to seek, and has sought, the counsel of his own tax advisor as to whether, where and how to make such election; that such election must be filed with the Internal

Revenue Service within 30 days of the transfer of the Shares to the Participant; and that the Participant is solely responsible for making such election and that he must notify the Company upon making such election.

7.             Agreement Not Contract of Employment.

This Agreement does not constitute a contract of employment, and does not give the Participant the right to be retained in the employ of the Company or an affiliate thereof.

8.             Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

9.             Waiver.

Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

10.           Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

11.           Notice.

All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

12.           Pronouns.

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

13.           Entire Agreement.

This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

14.           Amendment.

The Board of Directors of the Company may, at any time, amend or terminate the Plan, and may amend this Agreement, provided that no amendment or termination may adversely affect the rights of the Participant without the Participant’s written consent.

15.           Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FRIENDLY ICE CREAM CORPORATION

By:

Title:

Address:	1855 Boston Road, Wilbraham, MA 01095

[Name of Participant]

Address: